EXHIBIT 5.1

October 14, 2008

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Re:	IDT Corporation—Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of IDT Corporation, Inc. (the “Company”), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,900,000 shares of the Company’s Class B common stock, par value $.01 (the “Class B Common Stock”) which are reserved for issuance pursuant to the IDT Corporation Employee Stock Purchase Plan, as Amended and Restated (the “ESPP”), the IDT Corporation 2005 Stock option and Incentive Plan, as Amended and Restated (the “SOP”) and the IDT Corporation 401(k) Plan (the “401(k) Plan”) and an aggregate of 6,000,000 shares of the Company’s Common Stock, par value $.01 (the “Common Stock”) which are reserved for issuance pursuant to the SOP.

As your counsel in connection with the Registration Statement, I have examined the ESPP, the SOP and the 401(k) Plan and the proceedings taken by you in connection with the adoption of the ESPP, the SOP and the 401(k) Plan, and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of Common Stock and Class B Common Stock to be offered pursuant to the Registration Statement, when issued and outstanding pursuant to the terms of the 401(k) Plan, the SOP or the ESPP, as applicable, will be validly issued, fully paid and nonassessable shares.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joyce J. Mason
Joyce J. Mason
General Counsel